Exhibit 10.6
BOWNE & CO., INC.
DEFERRED AWARD PLAN
As Amended and Restated Effective December 31, 2008
Effective December 31, 2008, Bowne & Co., Inc., hereby amends and restates the Deferred Award Plan (the “Plan”), first established November 1, 1996, frozen effective December 31, 2005 and as it has been amended otherwise from time to time. Amounts deferred and vested under the Plan prior to January 1, 2005 shall be grandfathered and therefore shall continue to be governed by the terms of the Plan as in effect on October 3, 2004. Any amendments to the Plan on or after October 4, 2004 will not affect the foregoing grandfathered amounts unless specifically stated.
1)	PURPOSE
The purpose of the Plan is to enable the Company, through deferred awards of compensation, to attract and retain executives; to motivate these executives to promote the growth and profitability of the Company; and to further associate the interests of these executives with those of the Company’s stockholders.
2)	DEFINITIONS
“Annual Bonus Program” shall mean the Company’s annual bonus plan.
“Award” shall mean the annual incentive award granted to a Participant under the Plan.
“Board of Directors” shall mean the Board of Directors of the Company.
“Bonus Payment Date” shall mean the date that the annual bonus for a period would be paid to the Participant under the Annual Bonus Program.
“Change in Control” shall mean, in accordance with Section 409A of the Code, any one of the following:
(a)	The date any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with Stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the Stock of the Company.

(b)	The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of Stock of the Company possessing 30 percent or more of the total voting power of the Stock of the Company.

(c)	The date a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election.

(d)	The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
Any determination of the occurrence of any Change in Control made in good faith by the Board, on the basis of information available at the time to it, shall be conclusive and binding for all purposes under the Plan.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Committee” shall mean the Compensation and Management Committee of the Board of Directors.
“Company” shall mean Bowne & Co., Inc.
“Disability” shall mean any one of the following:
(a) If a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(b) If a Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.
(c) If a Participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.
“Employee” shall mean any person (including an officer) employed by the Company on a full-time salaried basis.

“Fair Market Value” shall mean the average of the highest and lowest sales prices of Bowne & Co., Inc. Stock reported as having occurred on the New York Stock Exchange (or its successor) on the date of determination thereof (or, if the Stock is not then traded on the New York Stock Exchange, the mean between the highest and lowest sales prices reported as having occurred on the principal market (as determined by the Committee) on which the Stock is then traded) or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; provided, however, that, if the Stock has not been traded for ten trading days or if there ceases to be a principal market for the Stock of the Company, the “Fair Market Value” of such Stock shall be determined by the Committee in its reasonable discretion, in accordance with the requirements of Section 409A of the Code and in good faith.
“Long Term Performance Plan” shall mean the Company’s Long Term Performance Plan, as from time to time amended and in effect.
“Participant” shall mean an Employee selected by the Committee to participate in the Plan.
“Plan” shall mean the Bowne & Co., Inc. Deferred Award Plan, as set forth herein, as from time to time amended and in effect.
“Profit Sharing Plan” shall mean the Bowne Profit Sharing Plan, as from time to time amended and in effect.
“Retirement” shall mean separation from service with the Company and its affiliates after having reached age 60 or such earlier age as may be approved by the Company in writing.
“Stock” shall mean shares of common stock of the Company.
“Unit” shall mean a book account maintained by the Company in an amount equal to the Fair Market Value of a share of Stock.
3)	ADMINISTRATION
The Plan shall be administered by the Committee, which shall have full authority and discretion to interpret the Plan, to establish rules and regulations relating to the Plan, to determine the criteria for eligibility to participate in the Plan, to select Participants in the Plan, and to make all other determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Committee shall interpret and administer the Plan in a manner that will permit the Plan to comply with the requirements of Section 409A of the Code, including the payment restrictions applicable to “specified employees” as that term is defined in a resolution of the Board setting forth the definition used by the Company to identify such employees in accordance with Section 409A of the Code. The Committee’s interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding on the Company, its stockholders and Participants, Employees, former Employees and beneficiaries. No member of the Committee shall be eligible to participate in the Plan.
4)	ELIGIBILITY AND PARTICIPATION
Participation in the Plan shall be limited to those Employees whom the Committee shall select, in its sole discretion, to participate in the Plan. The Committee may limit participation for any Employee to one or more of the Awards described in Section 5(a), (b), (c) or (d), respectively.
5)	GRANT OF AWARDS
(a)	If the Company has awarded a Participant a bonus pursuant to the Annual Bonus Program equal to 100% of the Participant’s target bonus, then the Committee shall award to that Participant the product of 1.2 times the excess of (i) the amount that would have been paid to the Participant pursuant to the Annual Bonus Program if the Annual Bonus Program permitted awards in excess of 100% of the Participant’s target bonus, over (ii) 100% of Participant’s target bonus pursuant to the Annual Bonus Program; provided, however, that the Participant’s Award pursuant to this Section 5(a) (prior to being multiplied by 1.2) shall be no greater than 50% of Participant’s target bonus pursuant to the Annual Bonus Program.

(b)	If the Company has awarded a Participant an award pursuant to the Long Term Performance Plan equal to 100% of the Participant’s target award, then the Committee shall award to that participant the product of 1.2 times the excess of (i) the amount that would have been paid to the Participant pursuant to the Long Term Performance Plan if the Long Term Performance Plan permitted awards in excess of 100% of the Participant’s target award, over (ii) 100% of Participant’s target award pursuant to the Long Term Performance Plan; provided, however, that the Participant’s Award pursuant to this Section 5(b) (prior to being multiplied by 1.2) shall be no greater than 100% of Participant’s target award pursuant to the Long Term Performance Plan.

(c)	If the Company has awarded a Participant an award pursuant to the Long Term Performance Plan which has been mandatorily deferred pursuant to Section 6(a) of the Long Term Performance Plan, then the Committee shall award to that Participant the product of 1.2 times the award or portion of that award which has been mandatorily deferred pursuant to Section 6(a) of the Long Term Performance Plan.

(d)	If the Company has made the maximum allowable allocation to a Participant’s Profit-Sharing Plan account permitted by the Code for the calendar year pursuant to the Profit-Sharing Plan, then the Committee shall also award to that Participant the quotient of (i) the excess of (x) the allocation to a Participant’s account that would have been made under the Profit-Sharing Plan for the prior plan year had there been no limitations on contributions imposed by the Code, including the limitations imposed pursuant to Sections 401(a)(17) and 415 of the Code, over (y)

the contribution actually allocated to the Participant’s account pursuant to the Profit-Sharing Plan for that calendar year, divided by (ii) 0.715.

(e)	All Awards hereunder shall be deferred, and shall be expressed as Units credited to the Participant; the number of such Units awarded on the date of grant of the Award shall be equal to (i) the amounts set forth in (a), (b), (c) or (d) above, divided by (ii) the average Fair Market Value of a share of Stock.
6.	DIVIDEND EQUIVALENTS; PAYMENT WITH RESPECT TO AWARDS
(a)	Each Unit will be credited from time to time with additional amounts equal to the dividend paid on a share of Stock, which amounts shall be reinvested in additional Units based on the then prevailing Fair Market Value of a share of Stock.

(b)	Subject to the provisions of Section 7, a Participant shall receive one share of Stock for each Unit credited to such Participant, in full payment of the Participant’s Award, at the first to occur of the events set forth below:
(i)	within 60 days following a Participant’s death or disability;

(ii)	in the event of a Participant’s Retirement, one-half of the Award shall be payable on the first anniversary of the Participant’s Retirement and one-half of the Award shall be payable on the second anniversary thereof;

(iii)	immediately upon a Change in Control;

(iv)	within 60 days following the second anniversary of a Participant’s separation from service for any reason not listed in (i), (ii) or (iii) above; or

(v)	the Company may, in its sole discretion and in accordance with Section 409A of the Code, pay to the Participant an amount not greater than that portion of the Award that the Committee determines, in its sole discretion, necessary to meet a severe financial hardship arising from a sudden and unexpected illness, or accident of the Participant or of a dependent (as defined in section 152(a) of the Code) of the Participant or other similar unforeseeable circumstances; provided, however, that the payment shall be made only in instances of unforeseen hardship arising from causes beyond the Participant’s control.
For a payment pursuant to (v) above, the Participant shall apply in writing to the Committee for any hardship payment and shall furnish the Committee such information as the Committee deems necessary and appropriate to make its determination.
7.	LIMITATIONS ON RIGHTS TO PAYMENT OF AWARDS
No Participant shall have any right to receive payment with respect to an Award under the Plan if, at any time prior to the second anniversary of a Participant’s termination of employment (other than a termination of employment due to death, disability, or following a Change in Control), the Participant either (i) engaged, directly or indirectly, either personally or as an employee, agent, partner, stockholder, officer or director of, or consultant to, any entity or person engaged in any business which the Company or any of its affiliates is engaged, and, in the opinion of the Committee, such entity or person has engaged in competition with the Company or any of its affiliates or (ii) at any time divulged to any person or entity other than the Company or any of its affiliates, any of the trade secrets, methods, processes or other proprietary or confidential information of the Company or any of its affiliates. For the purpose of this paragraph, a Participant shall be deemed not a stockholder of a competing entity if the Participant’s record and beneficial ownership amount to not more than one percent of the outstanding capital stock of any company subject to the periodic reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended.
8.	DESIGNATION OF BENEFICIARY
A Participant may designate a person or person as the beneficiary or beneficiaries who, in the event of the Participant’s death prior to full payment of any Award hereunder, shall receive payment of any Award due under the Plan. Such designation shall be made by the Participant on a form prescribed by the Committee. The Participant may at any time, change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Secretary of the Company (or the Secretary’s designate). If the Participant does not designate a beneficiary or the beneficiary dies prior to receiving any payment of an Award, Awards payable under the Plan shall be paid to the Participant’s estate. If the beneficiary dies after receiving any payment of an Award, any amounts remaining to be paid shall be paid to the beneficiary’s estate
9.	CORPORATE CHANGE
If (i) the Company shall at any time be involved in a transaction described in subsection (a) of Section 424 of the Code; (ii) the Company shall declare a dividend payable in, or shall subdivide or combine, the Stock; or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of the outstanding Awards, the Committee shall forthwith take any such action as in its judgment shall be necessary to preserve the Participants’ rights substantially proportionate to the rights existing prior to such event. The judgment of the Committee with respect to any matter referred to in this paragraph shall be conclusive and binding upon each Participant.
10.	AMENDMENTS
The Board of Directors or the Committee may at any time amend (in whole or in part) this Plan provided that no such amendment shall adversely affect an Award previously granted.
11.	TERMINATION

The Board of Directors or the Committee may terminate this Plan (in whole or in part) at any time. The termination shall not adversely affect an Award previously granted, other than to accelerate the timing of a payment with respect to an Award, but only to the extent such acceleration is permitted under Section 409A of the Code.
12.	MISCELLANEOUS PROVISIONS
(a)	This Plan is not a contract between the Company and its Employees; it is totally gratuitous on the part of the Company. No Employee or other person shall have any claim or right to be granted an Award under this Plan. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Employee any right to be retained in the employ of the Company.

(b)	A Participant’s right and interest under the Plan may not be assigned or transferred, except as provided in Section 8 hereof, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the Plan to pay Awards with respect to the Participant.

(c)	The Plan shall be unfunded except that the Company may establish a grantor trust to assist it in meeting its obligations hereunder.

(d)	The Company shall have the right to deduct from Awards paid any taxes or other amounts required by law to be withheld.

(e)	The Plan shall be construed, interpreted and governed in accordance with the laws of the State of Delaware, without reference to rules relating to conflicts of law.
13.	COMPLIANCE WITH LEGAL AND OTHER REQUIREMENTS
The Company may postpone the issuance or delivery of Stock or payment of other benefits under any Award if the Company reasonably anticipates that the delivery of such Stock or payment of other benefits would violate any federal or state law, rule or regulation and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations provided however that delivery of Stock or payment of other benefits shall be made at the earliest date at which the Company reasonably anticipates that such delivery of Stock or payment of other benefits will not cause a violation of the applicable laws, rules and regulations.
14.	EFFECTIVE DATE
The Amended and Restated Plan shall be effective as of December 31, 2008.